Exhibit 99.2

Dex One Reports Fourth Quarter and Full Year 2012 Performance

- Delivers on Financial Guidance -

- Posts Digital Bookings Growth in Excess of 30 Percent -

- Remains on Track to Close Merger in First Half of 2013 -

CARY, N.C.--(BUSINESS WIRE)--March 18, 2013--Dex One Corporation (NYSE: DEXO) today announced fourth quarter and full year 2012 results in line with previously provided guidance.

The quarter and year were highlighted by digital bookings growth of 29 percent and 34 percent, respectively.

Ad sales for the quarter and year declined 14 percent, in line with guidance. Quarterly bookings and revenue declined 13 percent and 14 percent, while annual bookings and revenue declined 13 percent and 12 percent.

“Dex One continued to deliver in 2012, as we met all stated guidance objectives,” said Dex One CEO Alfred Mockett. “Our team found a way to achieve our business goals despite the continuing pressure on our print business. We have stemmed the rate of ad sales decline, thanks in large part to our bundled sales strategy, and are aggressively selling bundles across our business.”

“Since early 2010, Dex One has retired $1.9 billion in debt and we have consistently met our financial obligations,” said Dex One CFO Greg Freiberg. “Concurrently, we have built a digital business with growth exceeding industry averages.”

2012 PERFORMANCE
(dollars in millions)
Metric	4Q 2012	FY 2012
	Results
Year over year change in bookings
Total	(13%)	(13%)
Digital	29%	34%
Print	(23%)	(23%)

Year over year change in advertising sales	(14%)	(14%)

Net revenue	$301	$1,300
Adjusted EBITDA(1)	$133	$561
Adjusted EBITDA margin(1)	44%	43%
Adjusted free cash flow(1)	$88	$335
Adjusted net debt(1)	$1,874	$1,874

2012 GUIDANCE
(dollars in millions)
2012 Metric	Guidance(2)	FY 2012 Results
Fourth quarter year over year change in net advertising sales	(13%) to (14%)	(14%)

Full year net revenue	$1,275 - $1,300	$1,300
Full year adjusted EBITDA(1,2)	$535 - $565	$561
Full year adjusted free cash flow(1,2)	$320 - $350	$335

Net loss and cash flow from operations in the fourth quarter were $35 million and $87 million, respectively. Net income, cash flow from operations and total debt (including fair value discount) for full year 2012 were $62 million, $348 million and $2,010 million, respectively.

Dex One-SuperMedia Merger Update

On March 13, 2013, stockholders of both Dex One and SuperMedia approved the merger. Earlier today, Dex One and SuperMedia each filed pre-packaged plans of reorganization for Chapter 11 Bankruptcy as a means to complete the merger. This process will allow both companies to finalize the proposed credit agreement amendments previously agreed to by a significant percentage of lenders. The companies expect to complete the merger in the first half of 2013.

2013 Guidance

The company will not be providing first quarter or full year 2013 guidance due to its pending merger with SuperMedia, Inc.

Additional Information

Important information regarding operating results and related reconciliations of non-GAAP financial measures to the most comparable GAAP measures can be found in the schedules and related footnotes to this press release, which should be thoroughly reviewed. All figures are preliminary and subject to change pending the filing of our Annual Report on Form 10-K.

Advertising sales is a non-GAAP statistical measure and consist of sales of advertising in print directories distributed during the period and Internet-based products and services with respect to which such advertising first appeared publicly during the period.

The year over year change in ad sales is calculated by dividing the difference between ad sales in the current period and adjusted ad sales in the prior year divided by adjusted ad sales in the prior year. The adjustments made to the prior year’s ad sales are made to align publication dates.

Bookings is another non-GAAP statistical measure that represents sales activity associated with our print directories and Internet-based marketing solutions during the period. Bookings associated with our local customers represent signed contracts during the period. Bookings associated with our national customers represent what has been published or fulfilled during the period.

The year over year change in bookings is calculated by dividing the difference between bookings in the current period and bookings generated in the prior year divided by bookings generated in the prior year.

It is important to distinguish advertising sales and bookings from net revenue, which is recognized under the deferral and amortization method.

FOURTH QUARTER AND FULL YEAR CONFERENCE CALL

Dex One Corporation will be hosting a conference call to discuss its fourth quarter and full year 2012 results today at 11:30 a.m. (EDT). Individuals within the United States can access the call by dialing 888-456-0318 – others should dial 212-547-0460. The pass code for the call is “Dex One.” In order to ensure a prompt start time, please dial into the call by 11:20 a.m. (EDT).

In addition, a live webcast will be available at www.DexOne.com and an archived version will be accessible for up to one year. A replay of the conference call can also be accessed from within the United States by dialing 866-424-4002 and internationally by dialing 203-369-0852. There is no pass code for the telephonic replay, which will be available through March 31, 2013.

Endnotes

1) These are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures in the schedules and related footnotes at the end of this press release.

2) Full year guidance for net revenue, adjusted EBITDA, adjusted free cash flow and adjusted net debt originally provided on July 28, 2011. Fourth quarter ad sales guidance was provided on November 3, 2011.

ABOUT DEX ONE CORPORATION

Dex One Corporation (NYSE: DEXO) is a leading marketing solutions provider helping local businesses and their customers connect wherever and whenever they choose to search. Building on its heritage of delivering print-based solutions, the company provides integrated products and services to help its clients establish their digital presence and generate leads. Dex One’s locally based marketing experts offer a broad network of local marketing solutions including online, mobile and print search solutions, such as DexKnows.com. For more information, visit www.DexOne.com.

Safe Harbor Provision

Certain statements contained in this press release regarding Dex One’s future operating results, performance, business plans, prospects, guidance, statements about the benefits of the proposed merger with SuperMedia Inc. (“SuperMedia”) and the combined company, and other statements not constituting historical fact are "forward-looking statements" subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words "believe," "expect," "anticipate," "intend," "should," "will," "would," "planned," "estimated," "potential," "goal," "outlook," "may," "predicts," "could," or the negative of such terms, or other comparable expressions, as they relate to Dex One or its management, have been used to identify such forward-looking statements. All forward-looking statements reflect only Dex One’s current beliefs and assumptions with respect to future business plans, prospects, decisions and results, and are based on information currently available to Dex One. Accordingly, the statements are subject to significant risks, uncertainties and contingencies, which could cause Dex One’s or the combined company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by, these statements.

Factors that could cause actual results to differ materially from current expectations include risks and other factors described in Dex One’s publicly available reports filed with the SEC, which contain discussions of various factors that may affect the business or financial results of Dex One or the combined company. Such risks and other factors, which in some instances are beyond the company’s control, include: the continuing decline in the use of print directories; increased competition, particularly from existing and emerging digital technologies; ongoing weak economic conditions and continued decline in advertising sales; our ability to collect trade receivables from customers to whom we extend credit; our ability to generate sufficient cash to service our debt; our ability to comply with the financial covenants contained in our debt agreements and the potential impact to operations and liquidity as a result of restrictive covenants in such debt agreements; our ability to refinance or restructure our debt on reasonable terms and conditions as might be necessary from time to time; increasing interest rates; changes in the company’s and the company’s subsidiaries credit ratings; changes in accounting standards; regulatory changes and judicial rulings impacting our business; adverse results from litigation, governmental investigations or tax related proceedings or audits; the effect of labor strikes, lock-outs and negotiations; successful realization of the expected benefits of acquisitions, divestitures and joint ventures; our ability to maintain agreements with CenturyLink, AT&T and other major Internet search and local media companies; our reliance on third-party vendors for various services; and other events beyond our control that may result in unexpected adverse operating results. Neither Dex One nor the combined company is responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers. This press release is being furnished to the SEC through a Form 8-K. The company’s Annual Report on Form 10-K for the year ended December 31, 2012 to be filed with the SEC may contain updates to the information included in this release.

With respect to the proposed merger with SuperMedia, important factors could cause actual results to differ materially from those indicated by forward-looking statements included herein, including, but not limited to, the ability of Dex One and SuperMedia to consummate the transaction on the terms set forth in the merger agreement; risks related to the impact that either Dex One’s or SuperMedia’s voluntary case under Chapter 11 of title 11 of the United States Code, filed to consummate the transaction, could have on our business operations, financial condition, liquidity or cash flow; the risk that anticipated cost savings, growth opportunities and other financial and operating benefits as a result of the transaction may not be realized or may take longer to realize than expected; the risk that benefits from the transaction may be significantly offset by costs incurred in integrating the companies; potential adverse impacts or delay in completing the transaction as a result of the bankruptcy cases; and difficulties in connection with the process of integrating Dex One and SuperMedia, including: coordinating geographically separate organizations; integrating business cultures, which could prove to be incompatible; difficulties and costs of integrating information technology systems; and the potential difficulty in retaining key officers and personnel.

(See attached schedules and related footnotes)

DEX ONE CORPORATION	Schedule 1
INDEX OF SCHEDULES

Schedule 1:	Index of Schedules

Schedule 2:	Unaudited Condensed Consolidated Statements of Operations for the three months and years ended December 31, 2012 and 2011

Schedule 3:	Unaudited Condensed Consolidated Balance Sheets at December 31, 2012 and 2011
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Schedule 4:	Unaudited Condensed Consolidated Statements of Cash Flows for the three months and years ended December 31, 2012 and 2011

Schedule 5:	Reconciliation of Non-GAAP Measures

Schedule 6:	Statistical Measures - Advertising Sales and Bookings

Schedule 7:	Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

DEX ONE CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS				Schedule 2

Amounts in millions, except earnings (loss) per share

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Net revenue (1)	$301.3	$352.0	$1,300.0	$1,480.6
Expenses	176.9	203.0	755.6	858.0
Depreciation and amortization (2)	105.5	69.8	418.7	251.8
Impairment charges (3)	-	-	-	801.1
Operating income (loss)	18.9	79.2	125.7	(430.3)
Gain on Debt Repurchases, net (4)	-	-	139.6	-
Gain on sale of assets, net (5)	-	-	-	13.4
Interest expense, net	(44.3)	(55.7)	(196.0)	(226.8)
Income (loss) before income taxes	(25.4)	23.5	69.3	(643.7)
(Provision) benefit for income taxes	(10.0)	(18.0)	(6.9)	124.7
Net income (loss)	$(35.4)	$5.5	$62.4	$(519.0)

Earnings (loss) per share (EPS):
Basic	$(0.70)	$0.11	$1.23	$(10.35)
Diluted	$(0.70)	$0.11	$1.23	$(10.35)
Shares used in computing EPS:
Basic	50.9	50.2	50.6	50.1
Diluted	50.9	50.3	50.7	50.1

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures - Schedule 7.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

DEX ONE CORPORATION		Schedule 3
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

Amounts in millions
	December 31,
	2012	2011
Assets
Cash and cash equivalents	$172.0	$257.9
Accounts receivable, net	528.8	605.7
Deferred directory costs	100.3	130.8
Short term deferred income taxes, net	39.4	67.8
Other current assets	37.4	51.4
Total current assets	877.9	1,113.6

Fixed assets and computer software, net	105.1	151.5
Intangible assets, net (2)	1,832.7	2,182.1
Other non-current assets	19.7	13.0
Total Assets	$2,835.4	$3,460.2

Liabilities and Shareholders' Equity (Deficit)
Accounts payable and accrued liabilities	$95.5	$126.2
Accrued interest	18.9	29.2
Deferred revenue	529.9	644.1
Current portion of long-term debt (7) (8)	2,009.6	326.3
Total current liabilities	2,653.9	1,125.8

Long-term debt (7) (8)	-	2,184.1
Deferred income taxes, net	54.2	75.5
Other non-current liabilities	86.7	84.7
Total liabilities	2,794.8	3,470.1

Shareholders’ equity (deficit)	40.6	(9.9)

Total Liabilities and Shareholders' Equity (Deficit)	$2,835.4	$3,460.2

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures - Schedule 7.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

DEX ONE CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS				Schedule 4

Amounts in millions
	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Net cash provided by operating activities	$87.1	$118.4	$348.5	$413.3

Investment activities:
Additions to fixed assets and computer software	(5.5)	(8.9)	(22.6)	(28.1)
Proceeds from sale of assets	0.1	0.2	0.1	15.5
Net cash used in investing activities	(5.4)	(8.7)	(22.5)	(12.6)

Financing activities:
Long-term debt repurchases and repayments	-	(47.5)	(400.9)	(254.6)
Debt issuance costs and other financing items, net	(5.5)	-	(10.8)	0.5
Increase (decrease) in checks not yet presented for payment	0.2	0.3	(0.2)	(16.6)

Net cash used in financing activities	(5.3)	(47.2)	(411.9)	(270.7)

Increase (decrease) in cash and cash equivalents	76.4	62.5	(85.9)	130.0
Cash and cash equivalents, beginning of period	95.6	195.4	257.9	127.9
Cash and cash equivalents, end of period	$172.0	$257.9	$172.0	$257.9

Non-cash financing activities:
Issuance of Dex One Senior Subordinated Notes in lieu of cash interest payments (6)	$-	$-	$17.9	$-
Reduction of debt from Debt Repurchases (4)	$-	$-	$(144.3)	$-

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures - Schedule 7.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

DEX ONE CORPORATION
RECONCILIATION OF NON-GAAP MEASURES				Schedule 5a
(unaudited)

EBITDA and Adjusted EBITDA are not measurements of operating performance computed in accordance with GAAP and should not be considered as a substitute for net income (loss) prepared in conformity with GAAP. In addition, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Management believes that these non-GAAP financial measures are important indicators of our operations because they exclude items that may not be indicative of, or related to, our core operating results, and provide a better baseline for analyzing our underlying business. Adjusted EBITDA for the three months ended December 31, 2012 is determined by adjusting EBITDA for (i) stock-based compensation expense and long-term incentive program and (ii) merger transaction and integration expenses associated with the proposed merger between Dex One and SuperMedia, Inc. Adjusted EBITDA for the three months ended December 31, 2011 is determined by adjusting EBITDA for stock-based compensation expense and long-term incentive program. Adjusted EBITDA for the year ended December 31, 2012 is determined by adjusting EBITDA for (i) gain on Debt Repurchases, net, (ii) stock-based compensation expense and long-term incentive program and (iii) merger transaction and integration expenses associated with the proposed merger between Dex One and SuperMedia, Inc. Adjusted EBITDA for the year ended December 31, 2011 is determined by adjusting EBITDA for (i) impairment charges, (ii) gain on sale of assets, net and (iii) stock-based compensation expense and long-term incentive program.

Amounts in millions

	Three Months Ended December 31,		Years Ended December 31,
Reconciliation of net income (loss) - GAAP to EBITDA and Adjusted EBITDA	2012	2011	2012	2011

Net income (loss) - GAAP	$(35.4)	$5.5	$62.4	$(519.0)
Plus (less): tax provision (benefit)	10.0	18.0	6.9	(124.7)
Plus: interest expense, net	44.3	55.7	196.0	226.8
Plus: depreciation and amortization	105.5	69.8	418.7	251.8
EBITDA	$124.4	$149.0	$684.0	$(165.1)

Plus: Impairment charges (3)	-	-	-	801.1

Less: Gain on Debt Repurchases, net (4)	-	-	(139.6)	-

Less: Gain on sale of assets, net (5)	-	-	-	(13.4)

Plus: Stock-based compensation expense and long-term incentive program	1.0	1.4	4.9	6.1

Plus: Merger transaction and integration expenses	7.4	-	11.8	-

Adjusted EBITDA	$132.8	$150.4	$561.1	$628.7

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures - Schedule 7.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

DEX ONE CORPORATION
RECONCILIATION OF NON-GAAP MEASURES (cont'd)				Schedule 5b
(unaudited)

Free cash flow and Adjusted free cash flow are not measurements of operating performance computed in accordance with GAAP and should not be considered as a substitute for cash flow from operations prepared in conformity with GAAP. In addition, Free cash flow and Adjusted free cash flow may not be comparable to similarly titled measures of other companies. Management believes that these cash flow measures provide investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the Company's ability to fund its activities and obligations. Adjusted free cash flow for the three months and year ended December 31, 2012 is determined by adjusting Free cash flow for merger transaction and integration cash payments associated with the proposed merger between Dex One and SuperMedia, Inc.

Amounts in millions

	Three Months Ended December 31,		Years Ended December 31,
Reconciliation of cash flow from operations - GAAP to free cash flow and adjusted free cash flow	2012	2011	2012	2011

Cash flow from operations - GAAP	$87.1	$118.4	$348.5	$413.3
Less: Additions to fixed assets and computer software - GAAP	(5.5)	(8.9)	(22.6)	(28.1)
Free cash flow	81.6	$109.5	325.9	$385.2
Add: Merger transaction and integration cash payments	6.8		9.4
Adjusted free cash flow	$88.4		$335.3

Reconciliation of debt - GAAP to net debt and net debt - eliminating fair value discount (8) (9)	December 31, 2012	December 31, 2011
Debt - GAAP	$2,009.6	$2,510.4
Less: Cash and cash equivalents	(172.0)	(257.9)
Net debt	1,837.6	2,252.5
Fair value discount	36.7	63.2
Net debt - eliminating fair value discount	$1,874.3	$2,315.7

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures - Schedule 7.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

DEX ONE CORPORATION
STATISTICAL MEASURES
CALCULATION OF ADVERTISING SALES AND BOOKINGS PERCENTAGE CHANGE OVER PRIOR YEAR PERIODS					Schedule 6
(unaudited)

Amounts in millions, except percentages
	Year Ended	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended
Advertising Sales (10)	December 31, 2012	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012

Advertising Sales	$1,194	$332	$232	$334	$296

Advertising sales percentage change over prior year periods	(14%)	(14%)	(14%)	(12%)	(16%)

	Year Ended	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended
Bookings (10)	December 31, 2012	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012

Bookings:

Print bookings	$837	$194	$200	$206	$237

Digital bookings	285	77	72	69	67

Total Bookings	$1,122	$271	$272	$275	$304

Bookings percentage change over prior year periods:

Print bookings percentage change	(23%)	(23%)	(22%)	(24%)	(21%)

Digital bookings percentage change	34%	29%	26%	53%	32%

Total bookings percentage change over prior year periods	(13%)	(13%)	(13%)	(13%)	(13%)

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures - Schedule 7.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

DEX ONE CORPORATION	Schedule 7
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AND NON-GAAP MEASURES

(1)

Our advertising revenues are earned primarily from the sale of advertising in yellow pages directories we publish. Advertising revenues also include revenues from our Internet-based marketing solutions including online directories, such as DexKnows.com and Dex Net. Advertising revenues are affected by several factors, including changes in the quantity and size of advertisements, acquisition of new clients, renewal rates of existing clients, premium advertisements sold, changes in advertisement pricing, the introduction of new marketing solutions, an increase in competition and more fragmentation in the local business search market and general economic factors. Revenues with respect to print advertising and Internet-based marketing solutions that are sold with print advertising are recognized under the deferral and amortization method whereby revenues are initially deferred when a directory is published, net of sales claims and allowances, and recognized ratably over the directory’s life, which is typically 12 months. Revenues with respect to Internet-based marketing solutions that are sold standalone, such as Dex Net, are recognized ratably over the life of the contract commencing when they are first delivered or fulfilled. Revenues with respect to our marketing solutions that are performance-based are recognized as the service is delivered or fulfilled.

(2)	The company evaluated the remaining useful lives of definite-lived intangible assets and other long-lived assets during the first quarter of 2012. Based on our evaluation, we reduced the estimated useful lives of our directory services agreements, local and national customer relationships and tradenames and trademarks. As a result of reducing the estimated useful lives of these intangible assets, the company recognized an increase in amortization expense of $161.6 million in 2012.

(3)	The company concluded there were indicators of impairment as of May 31, 2011. As a result, we performed impairment tests of our goodwill, definite-lived intangible assets and other long-lived assets as of May 31, 2011. The impairment testing results for recoverability of our definite-lived intangible assets and other long-lived assets indicated they were recoverable and thus no impairment test was required as of May 31, 2011. Based upon the testing results of our goodwill, we determined that the remaining goodwill assigned to each of our reporting units was fully impaired and thus recognized an aggregate goodwill impairment charge of $801.1 million during the second quarter of 2011, which was recorded at each of our reporting units.

(4)	On April 19, 2012, the company utilized cash on hand of $26.5 million to repurchase $98.2 million aggregate principal amount of Dex One senior subordinated notes. On March 23, 2012, the Company utilized cash on hand of $69.5 million to repurchase loans under our credit facilities of $142.1 million. These debt transactions are hereby referred to as the "Debt Repurchases." The Debt Repurchases have been accounted for as an extinguishment of debt resulting in a non-cash, pre-tax gain of $139.6 million during the year ended December 31, 2012.

(5)

On February 14, 2011, we completed the sale of substantially all net assets of Business.com. As a result, we recognized a gain on sale of these assets of $13.4 million during the first quarter of 2011.

(6)	For the semi-annual interest periods ending September 30, 2012 and March 31, 2012, the company made interest payments 50% in cash and 50% in paid-in-kind interest, as permitted by the indenture governing the Dex One senior subordinated notes, resulting in the issuance of an additional $17.9 million of Dex One senior subordinated notes.

(7)	The company's voluntary filing for Chapter 11 on March 18, 2013 triggered the acceleration of financial obligations under our Dex One senior subordinated notes and credit facilities. Although we believe that any efforts to enforce the acceleration of these financial obligations are stayed as a result of filing Chapter 11 in the bankruptcy court, we have classified our Dex One senior subordinated notes and credit facilities as current obligations on our consolidated balance sheet as of December 31, 2012.

(8)	In conjunction with our adoption of fresh start accounting, an adjustment was established to record our outstanding debt at fair value on the Fresh Start Reporting Date. The Company was required to record our credit facilities at a discount as a result of their fair value on the Fresh Start Reporting Date. Therefore, the carrying amount of these debt obligations is lower than the principal amount due at maturity. This fair value adjustment is amortized as an increase to interest expense over the remaining term of the respective debt agreements and does not impact future scheduled interest or principal payments. The unamortized fair value adjustment resulting from fresh start accounting was $36.7 million at December 31, 2012.

(9)	Net debt represents total debt less cash and cash equivalents on the respective date. Net debt – eliminating fair value discount eliminates the fair value discount as a result of fresh start accounting described in Note 8 and represents principal amounts due at maturity.

(10)

Advertising sales is a non-GAAP statistical measure and consists of sales of advertising in print directories distributed during the period and Internet-based marketing solutions with respect to which such advertising first appeared publicly during the period. In order to calculate a percentage change over prior periods, adjustments have been made to the prior year’s advertising sales in an attempt to create a same store sales metric.
Bookings is also a non-GAAP statistical measure and represents sales activity associated with our print directories and Internet-based marketing solutions during the period. Bookings associated with our local customers represent signed contracts during the period. Bookings associated with our national customers represent what has been published or fulfilled during the period. It is important to distinguish advertising sales and bookings from net revenue, which is recognized under the deferral and amortization method.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

CONTACT:
Dex One Corporation
Chris Hardman, 303-784-1351
chris.hardman@dexone.com
or
Investor Contact:
Cobb Bay Partners
James Gruskin, 800-497-6329
invest@dexone.com